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                                                                   EXHIBIT 10.17

July 15, 1998

Mr. Michael F. Oyster
853 Norton Church Road
Hampton, New Jersey 08827

Dear Michael:

On behalf of Network Plus, Inc. I am pleased to offer you the position of Division President of our Local Services reporting to Mr. Robert Hale, Chief Executive Officer and Mr. James Crowley, Executive Vice President. As the President of our Local Division and a member of the Executive Steering Committee, you will be responsible for all day-to-day operations of the company, including the selection of your staff. Your effective date of hire as a regular, full-time employee will be Monday, July 20, 1998.

Your initial salary for this position will be $175,000 per annum (before taxes and any applicable deductions). Network Plus, Inc. conducts annual salary and performance reviews for all of its employees. In addition, you will have the potential to earn a discretionary bonus of up to 50% of your base salary, based upon reaching certain mutually agreed upon goals and objectives.

You will receive a sign-on bonus of $25,000, thirty (30) days after you begin your employment with Network Plus. In addition, you will receive a bonus of $10,000 when the Vice President of Operations becomes employed by the company and an additional $5,000 for each one of the first three senior leaders that join the Local Services Division. These bonuses will also be paid thirty (30) days after each one of the individuals begins employment with Network Plus. Lastly, if your employment with Network Plus is required prior to the completion of the merger between AT&T and TCG, you will receive an additional $25,000 bonus, paid to you thirty (30) days after your employment begins with our company.

While the Company does not currently have a formal stock option program, it intends to adopt one within the next few weeks. Pursuant thereto, the Company agrees to reserve the following shares of common stock in your name:

         A) 10,000 shares, vesting over four (4) years at an exercise price of $15.00 per share.

         B) 20,000 shares, vesting over four (4) years at an exercise price of $30.00 per share.

         C) 10,000 shares, vesting over four (4) years at an exercise price of $50.00 per share.



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Mr. Michael F. Oyster
July 15, 1998
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You will be tasked to establish the offices and other business facilities necessary to operate the Local Services Division without the need to relocate from your current residence. Upon employment, you will be provided with sufficient capital as well as an estimated operated expense budget. This will allow you to establish immediate operations and begin the recruitment and hiring process to staff the Local Services Division. As part of carrying out your normal duties and responsibilities, you will need to travel regularly to our Headquarters Office in Quincy, Massachusetts. You will be provided a per diem allowance for your expenses or utilize Corporate Housing, based on availability.

In the event that you are terminated without cause, the Company agrees to provide you with three (3) months of severance pay and will continue your benefits for a period of up to one year in duration or until such time as you secure other employment.

Further, if you are terminated without cause, fifty (50) percent of the stock options which have been granted to you will vest effective your date of termination.

As a regular full-time employee, you are eligible to participate in the employee benefits plan which Network Plus offers to its employees. After three (3) months of employment with the company, you will be eligible to enroll in our Medical, Dental and Short Term and Long Term Disability Programs. A Human Resources Representative will fully explain the individual programs and employee contribution levels. After six (6) months of employment, you will become eligible to participate in our 401K Program, managed by the Principal Financial Group. Life Insurance equal to one (1) times your annual base salary is effective on your first day of employment. The company will also provide you with a car allowance of $250 per month and reimburse you for all related parking fees up to a maximum of $200 per month.

Network Plus will pay for your COBRA Benefit Costs, for medical and dental benefits only, for three months in duration. After this period, you will become eligible to join the PPO offered by Network Plus.

It is understood that you are not being offered employment for a definite period of time and that either you or Network Plus may terminate the employment relationship at any time and for any reason without prior notice.

Please indicate your acceptance of this offer by signing and dating one of the copies of this letter and returning it to the Human Resources Department by July 20, 1998. You may keep the other copy for your records.
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Mr. Michael F. Oyster
July 15, 1998
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In order to comply with federal regulations regarding employment eligibility, you will need to bring current identification with you on your first day with Network Plus. The identification can be a passport or a valid driver's license plus an original social security card or a birth certificate.

We look forward to your joining Network Plus and are pleased that you will be working on our team.

Sincerely,

/s/ Robert J. Guarnieri
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Robert J. Guarnieri

Director of Human Resources

Offer Accepted:      /s/ Michael F. Oyster                     Date: 7/16/98
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                     Michael F. Oyster